Exhibit 99.1

CONTACTS: Press Inquiries Scott Larson Public Relations Sycamore Networks, Inc. 978-250-3433 scott.larson@sycamorenet.com	Investor Inquiries Terry Adams Investor Relations Sycamore Networks, Inc. 978-250-3460 investor.info@sycamorenet.com

SYCAMORE NETWORKS FILES RESTATED FINANCIAL STATEMENTS

CHELMSFORD, Mass., September 12, 2005 – Sycamore Networks, Inc. (NASDAQ: SCMRE) today announced that it has filed with the Securities and Exchange Commission an amended annual report on Form 10-K/A for the fiscal year ended July 31, 2004. This amended report restates the Company’s consolidated financial statements for fiscal years ended July 31, 2002 through 2004, and amends selected financial data for fiscal years 2000 and 2001. The Company said it also filed amended first and second quarter reports for fiscal year 2005 on Form 10-Q/A restating the financial statements for such interim periods. These restatements are a result of the Company’s previously reported independent investigation into stock option accounting.

For more information including access to Sycamore’s recently filed SEC financial reports, please visit www.sycamorenet.com.

About Sycamore Networks
Sycamore Networks, Inc. (NASDAQ: SCMRE) develops and markets optical networking products for telecommunications service providers worldwide. The Company’s products enable service providers to cost-effectively and easily transition their existing fiber optic network into a network infrastructure that can provision, manage and deliver economic, high-bandwidth services to their customers.

We wish to caution you that certain matters discussed in this news release constitute forward-looking statements that involve risks and uncertainties. Actual results or events could differ materially from those stated or implied in forward-looking statements. These risks and uncertainties include, but are not limited to, additional actions and findings that may result from the restatement of previously issued financial statements, the possibility that the Company may be unable to regain compliance with Nasdaq listing requirements and the impact of the investigation’s findings on prior and current periods. Certain additional risks are set forth in more detail in the section entitled Factors that May Affect Future Results under Item 2 in Management Discussion and Analysis of Financial Conditions and Results of Operations in the Company’s amended Quarterly Report on Form 10-Q for the period ended January 29, 2005. Further, there can be no assurance concerning the timing of the filing of the Company’s Form 10-Q for the period ended April 30, 2005 or the timing and impact of the release of the financial results for such period or the restatement of any previously-issued financial statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.